Hologic Announces Second Quarter Fiscal 2014 Operating Results

BEDFORD, Mass., April 30, 2014 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products, with an emphasis on serving the healthcare needs of women, today announced its results for the second fiscal quarter ended March 29, 2014.

Second Quarter Financial Highlights and Recent Developments:

  Revenues increased 2.0% to $625.0 million (prior year revenues included $10.6 million from Lifecodes, which the Company sold in March 2013).
    Breast Health revenues increased 8.5%.
  Non-GAAP net income increased 9.9% to $103.1 million, or $0.37 per diluted share.
  Adjusted EBITDA increased 5.0% to $222.4 million.
  Net loss improved to $16.8 million, or $0.06 per diluted share, calculated in accordance with GAAP.
  Refinanced Term Loan B resulting in an interest rate reduction of 50 basis points.
  Appointed Eric Compton as Chief Operating Officer and Claus Egstrand as Senior Vice President and General Manager, International.
  Grifols, Hologic's blood screening collaboration partner, was selected as a partner by the Japanese Red Cross in screening the country's 5.3 million annual blood donations using the Panther system and associated assays.
  Acceptance of the American Medical Association CPT application for Category I Codes establishing a pathway for screening and diagnostic breast tomosynthesis reimbursement beginning January 1, 2015.
  Publication of six new peer-reviewed studies that further validate the benefits of Hologic's 3D mammography in breast cancer screening.

The Company includes non-GAAP financial measures in this press release. Definitions of these non-GAAP financial measures, and the reconciliations to the Company's comparable GAAP financial measures (calculated in accordance with U.S. generally accepted accounting principles) for the periods presented, are included in this press release.

Second Quarter Fiscal 2014 Operating Results Overview:

Second quarter fiscal 2014 revenues increased 2.0% to $625.0 million from $612.7 million in the prior year (second quarter fiscal 2013 revenues included $10.6 million from Lifecodes, which the Company sold in March 2013). During the same period, revenues increased 1.0% from non-GAAP revenues of $619.1 million in the prior year. Non-GAAP revenues in the second quarter of fiscal 2013 reflect the addition of $6.4 million that was eliminated for GAAP purposes as a result of a purchase accounting adjustment.

Fluctuation in foreign currency exchange rates added 40 basis points to revenues compared to the second quarter of fiscal 2013.

Second quarter fiscal 2014 net loss improved to $16.8 million, or $0.06 per diluted share, compared to a net loss of $51.1 million, or $0.19 per diluted share, for the same period in the prior year. Second quarter fiscal 2014 non-GAAP net income was $103.1 million, or $0.37 per diluted share, an increase of 9.9% and 7.9%, respectively, compared to $93.8 million, or $0.35 per diluted share, in the prior year.

"Second quarter results reflect early progress towards our renewed focus on executional discipline as we drive to our goal of sustainable organic growth," said Stephen MacMillan, President and Chief Executive Officer. "Our key product lines, such as Hologic's unique 3D mammography and Aptima HPV, gained momentum during the quarter. To be clear, we still have plenty of work to do in order to consistently improve our operating results, achieve long-term growth and maximize value creation. However, I am excited by how our sales teams are responding to help achieve progress towards our primary objectives: leveraging our unique collection of leading technologies to drive organic growth and focusing our capital allocation efforts on debt reduction."

Second Quarter Fiscal 2014 Revenue Overview by Segment (Compared to the Second Quarter Fiscal 2013):

  Diagnostics revenues totaled $290.8 million compared to revenues of $296.5 million in the prior year, a decrease of 1.9%. On a non-GAAP basis, which includes the $6.4 million prior year purchase accounting adjustment, sales declined 4.0%. This decline was primarily due to: (i) the Company's divestiture of its Lifecodes business in March 2013; and (ii) decreases in ThinPrep pap test sales in the U.S. due to interval expansion. Partially offsetting these declines were increases in: (i) molecular product sales primarily from the Company's Aptima product line; and (ii) blood screening revenues.

  Breast Health revenues grew 8.5% to $238.7 million compared to $220.1 million in the prior year. This increase was driven primarily by: (i) a significant increase in sales of 3D mammography systems as the Company continued to drive a sales shift to 3D systems from its 2D systems; (ii) service revenue growth of $7.5 million, or 9.1%, from the growing installed base of digital mammography systems; and (iii) to a lesser extent, growth in C-View system sales, as well as biopsy device sales growth, specifically the Eviva product line. Partially offsetting these increases was the expected overall sales decline of 2D systems as customers continued to move to the Company's 3D systems.

  GYN Surgical revenues totaled $72.0 million compared to $73.7 million in the prior year, a decrease of 2.2%. Significant growth in MyoSure system sales was offset by lower NovaSure system sales.

  Skeletal Health revenues totaled $23.5 million compared to $22.4 million in the prior year, an increase of 4.7%. Higher revenues from the Company's new Horizon bone densitometry system were partially offset by a decrease in legacy bone densitometry system sales.

Financial Guidance:

The Company's guidance includes current operations, including revenues from its approved and cleared products. This guidance does not include the effects of any future stock repurchases, acquisitions, divestitures or additional voluntary debt payments that may occur during fiscal 2014.

Third Quarter Fiscal 2014 (Quarter Ending June 28, 2014):

  The Company expects third quarter fiscal 2014 revenues of $615 million to $625 million. Year-over-year, this is flat to 2% down over third quarter fiscal 2013 revenues of $626.1 million.

  The Company expects non-GAAP EPS of $0.33 to $0.34.

Fiscal 2014 (Year Ending September 27, 2014):

  The Company is raising its fiscal 2014 revenue guidance to a range of $2.460 billion to $2.490 billion (from $2.425 billion to $2.475 billion provided on February 3, 2014). Year-over-year, this represents a decrease of 1% to 2% over fiscal 2013 non-GAAP revenues of $2.512 billion (prior year reflects the addition of $19.7 million primarily relating to a purchase accounting adjustment). Prior year revenues include $23 million from Lifecodes, which the Company sold in March 2013.

  The Company is raising its fiscal 2014 non-GAAP EPS guidance to a range of $1.37 to $1.40 (as compared to $1.34 to $1.38 provided on February 3, 2014).

Hologic may not generate expected revenues and may incur expenses or charges, realize income or gains, or execute transactions in fiscal 2014 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S., European and general worldwide economic and regulatory conditions and related uncertainties, including the implementation of healthcare cost containment measures and healthcare reform legislation, as well as foreign currency fluctuations, which, along with other uncertainties facing the Company's business including those referenced elsewhere herein and in its filings with the Securities and Exchange Commission, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic's management will host a conference call on Wednesday, April 30, 2014, at 5:00 p.m. (Eastern) to discuss second quarter fiscal year 2014 operating results. Interested participants may listen to the call by dialing 877-856-1955 or 719-325-4807 for international callers and referencing code 9333157 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available two hours after the call ends through Friday, May 23, 2014, at 888-203-1112 or 719-457-0820 for international callers, access code 9333157. The Company will also provide a live webcast of the call. Interested participants may access the webcast on the Company's website at www.investors.hologic.com/investors-overview. A PowerPoint presentation related to the conference call will be posted to the site.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products, with an emphasis on serving the healthcare needs of women. The Company operates four core business units focused on breast health, diagnostics, GYN surgical and skeletal health. With a comprehensive suite of technologies and a robust research and development program, Hologic is committed to improving lives. The Company is headquartered in Massachusetts. For more information, visit www.hologic.com.

Hologic, Aptima, C-View, Eviva, Gen-Probe, Horizon, MyoSure, NovaSure, Panther, and ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company's strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ability of the Company to successfully manage recent and ongoing leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees; U.S., European and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; uncertainties regarding the recently enacted or future healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; risks associated with acquisitions, including without limitation, the Company's ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, the risks that acquisitions may involve unexpected costs or unexpected liabilities; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company's international activities and businesses; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the Company's leverage risks, including the Company's obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

HOLOGIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)
	March 29, 2014	September 28, 2013

ASSETS
Current assets:
Cash and cash equivalents	$ 490,379	$ 829,404
Accounts receivable, net	387,633	409,273
Inventories	310,980	289,363
Deferred income taxes	34,398	-
Other current assets	41,170	96,103
Total current assets	1,264,560	1,624,143

Property and equipment, net	472,154	491,528
Goodwill and intangible assets	6,477,411	6,721,250
Other assets	148,270	163,902
Total assets	$ 8,362,395	$ 9,000,823

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$ 89,497	$ 563,812
Accounts payable and accrued liabilities	316,484	392,275
Deferred revenues	144,702	132,319
Total current liabilities	550,683	1,088,406

Long-term debt, net of current portion	4,183,958	4,242,098
Deferred income taxes	1,450,342	1,535,306
Other long-term liabilities	197,309	193,500
Total liabilities	6,382,292	7,059,310
Total stockholders' equity	1,980,103	1,941,513
Total liabilities and stockholders' equity	$ 8,362,395	$ 9,000,823

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)
	Three Months Ended
	March 29, 2014	March 30, 2013
Revenues:
Product	$ 521,135	$ 516,116
Service and other	103,873	96,547
Total revenues	625,008	612,663

Cost of revenues:
Product	185,724	207,227
Amortization of intangible assets	76,883	75,733
Impairment of intangible assets	26,567	-
Service and other	53,722	50,377
Total cost of revenues	342,896	333,337

Gross profit	282,112	279,326

Operating expenses:
Research and development	49,915	49,621
Selling and marketing	78,657	88,614
General and administrative	62,109	64,233
Amortization of intangible assets	29,100	28,667
Contingent consideration	-	30,187
Restructuring and divestiture charges	11,559	12,462
Impairment of intangible assets	522	-
Total operating expenses	231,862	273,784

Income from operations	50,250	5,542

Other expense:
Interest expense	(54,449)	(76,049)
Other expense, net	(7,551)	(3,241)
Total other expense	(62,000)	(79,290)

Loss before income taxes	(11,750)	(73,748)
Provision (benefit) for income taxes	5,015	(22,644)

Net loss	$ (16,765)	$ (51,104)

Net loss per common share:
Basic	$ (0.06)	$ (0.19)
Diluted	$ (0.06)	$ (0.19)

Weighted average number of shares outstanding:
Basic	274,589	268,175
Diluted	274,589	268,175

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)
	Six Months Ended
	March 29, 2014	March 30, 2013

Revenues:
Product	$ 1,033,517	$ 1,049,370
Service and other	203,939	194,655
Total revenues	1,237,456	1,244,025

Cost of revenues:
Product	362,602	429,554
Amortization of intangible assets	153,549	151,020
Impairment of intangible assets	26,567	-
Service and other	107,030	102,452
Total cost of revenues	649,748	683,026

Gross profit	587,708	560,999

Operating expenses:
Research and development	98,584	101,130
Selling and marketing	161,914	183,057
General and administrative	129,928	118,624
Amortization of intangible assets	55,316	57,193
Contingent consideration	-	69,713
Restructuring and divestiture charges	29,909	16,395
Impairment of intangible assets	522	-
Gain on sale of intellectual property	-	(53,884)
	476,173	492,228
Income from operations	111,535	68,771

Other expense:
Interest expense	(115,739)	(148,130)
Other expense, net	(8,965)	(1,742)
Total other expense	(124,704)	(149,872)

Loss before income taxes	(13,169)	(81,101)
Provision (benefit) for income taxes	8,947	(33,115)

Net loss	$ (22,116)	$ (47,986)

Net loss per common share:
Basic	$ (0.08)	$ (0.18)
Diluted	$ (0.08)	$ (0.18)

Weighted average number of shares outstanding:
Basic	273,648	267,259
Diluted	273,648	267,259

HOLOGIC, INC RECONCILIATION OF GAAP REVENUES, EPS AND NET LOSS TO NON-GAAP REVENUES, EPS, NET INCOME AND ADJUSTED EBITDA (Unaudited) (In thousands, except earnings per share)
	Three Months Ended
	March 29, 2014		March 30, 2013

Revenues:
GAAP revenues	$ 625,008		$ 612,663
Adjustment related to blood screening collaboration	-		6,429	(1)
Non-GAAP revenues	$ 625,008		$ 619,092

(Loss) Earnings per share:
GAAP loss per share - Diluted	$ (0.06)		$ (0.19)
Adjustment to net loss (as detailed below)	0.43		0.54
Non-GAAP earnings per share – Diluted	$ 0.37	(2)	$ 0.35	(2)

Net (loss) income:
GAAP net loss	$ (16,765)		$ (51,104)
Adjustments:
Amortization of intangible assets	105,983	(3)	104,400	(3)
Contingent consideration	-		30,187	(4)
Non-cash interest expense relating to convertible notes	8,341	(5)	13,621	(5)
Restructuring, divestiture and acquisition-related charges	15,573	(6)	19,893	(6)
Fair value adjustments	3,124	(7)	25,710	(7)
Contingent revenue from blood screening collaboration	-		6,429	(1)
Debt extinguishment charges	5,443	(9)	9,661	(9)
Impairment of intangible assets	27,089	(10)	-
Other charges, net	3,621	(11)	1,855	(11)
Income tax effect of reconciling items	(49,296)	(12)	(66,807)	(12)
Non-GAAP net income	$ 103,113		$ 93,845

Adjusted EBITDA:
Non-GAAP net income	$ 103,113		$ 93,845
Interest expense, net, not adjusted above	44,953		55,807
Provision for income taxes	54,311		44,163
Depreciation expense, not adjusted above	19,974		17,963
Adjusted EBITDA	$ 222,351		$ 211,778

HOLOGIC, INC. RECONCILIATION OF GAAP REVENUES, EPS AND NET LOSS TO NON-GAAP REVENUES, EPS, NET INCOME AND ADJUSTED EBITDA (Unaudited) (In thousands, except earnings per share)
	Six Months Ended
	March 29, 2014		March 30, 2013

Revenues:
GAAP revenues	$ 1,237,456		$ 1,244,025
Adjustment primarily related to blood screening collaboration	-		19,704	(1)
Non-GAAP revenues	$ 1,237,456		$ 1,263,729

(Loss) earnings per share:
GAAP loss per share - Diluted	$ (0.08)		$ (0.18)
Adjustment to net loss (as detailed below)	0.79		0.90
Non-GAAP earnings per share – Diluted	$ 0.71	(2)	$ 0.72	(2)

Net (loss) income:
GAAP net loss	$ (22,116)		$ (47,986)
Adjustments:
Amortization of intangible assets	208,865	(3)	208,213	(3)
Contingent consideration	-		69,713	(4)
Non-cash interest expense relating to convertible notes	19,887	(5)	29,265	(5)
Restructuring, divestiture and acquisition-related charges	39,029	(6)	29,347	(6)
Fair value adjustments	6,178	(7)	58,275	(7)
Contingent revenue primarily from blood screening collaboration	-		19,704	(1)
Gain on sale of intellectual property	-		(53,884)	(8)
Debt extinguishment charges	8,383	(9)	9,661	(9)
Impairment of intangible assets	27,089	(10)	-
Other charges (gains), net	4,900	(11)	(1,512)	(11)
Income tax effect of reconciling items	(94,954)	(12)	(125,173)	(12)
Non-GAAP net income	$ 197,261		$ 195,623

Adjusted EBITDA:
Non-GAAP net income	$ 197,261		$ 195,623
Interest expense, net, not adjusted above	94,341		111,984
Provision for income taxes	103,901		92,058
Depreciation expense, not adjusted above	40,382		39,616
Adjusted EBITDA	$ 435,885		$ 439,281

Explanatory Notes to Reconciliations:

(1) To primarily reflect a fair value adjustment relating to contingent revenue earned and received post acquisition under the Company's blood screening collaboration, which was eliminated under purchase accounting.

(2) Non-GAAP earnings per share was calculated based on 276,546 and 271,642 weighted average diluted shares outstanding for the three months ended March 29, 2014 and March 30, 2013, respectively, and 276,008 and 270,510 weighted average diluted shares outstanding for the six months ended March 29, 2014 and March 30, 2013, respectively.

(3) To reflect a non-cash charge attributable to the amortization of intangible assets.
(4) To reflect a charge to operating expenses attributable to contingent consideration related to certain of the Company's acquisitions.
(5) To reflect certain non-cash interest expense related to the Company's convertible notes.

(6) To reflect certain costs associated with the Company's acquisition(s) and integration plans, which primarily include retention costs, transfer costs, and asset impairments, as well as restructuring and divestiture charges.

(7) To reflect non-cash fair value adjustments for: (i) additional depreciation expense in both periods presented related to the fair value write-up of fixed assets acquired from Gen-Probe; and (ii) write-up of inventory acquired from Gen-Probe and sold during the prior year period.

(8) To reflect a net gain resulting from a cash payment received in final settlement of an agreement, net of costs associated with this transaction.

(9) To reflect a non-cash loss related to the Credit Agreement amendments for those creditors who opted not to participate in the refinancing or for partial extinguishment related to voluntary prepayments, as well as related third-party transaction costs.

(10) To reflect a non-cash impairment charge on certain of the Company's intangible assets related to the MRI breast coils product line to reflect fair value.
(11) To reflect the net impact from miscellaneous transactions during the period.

(12) To reflect an estimated annual effective tax rate of 34.5% for the three and six months ended March 29, 2014 and an annual effective tax rate of 32.0% for the three and six months ended March 30, 2013 on a non-GAAP basis.

Future Non-GAAP Adjustments:

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments relating to the Company's acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of the Company's non-GAAP EPS guidance as described in this press release. It is therefore not practicable to reconcile non-GAAP EPS guidance to the most comparable GAAP measure.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: revenues; net income; EPS; and adjusted EBITDA. The Company defines its non-GAAP revenues to primarily include contingent revenue earned post-acquisition under the blood screening collaboration which was eliminated under purchase accounting. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income. The Company defines its non-GAAP net income and EPS to exclude: (i) the amortization of intangible assets; (ii) acquisition-related charges and effects, such as charges for contingent consideration, transaction costs, integration costs including retention, and credits and/or charges associated with the write-up of acquired inventory and fixed assets to fair value, and the effect of a reduction in revenue primarily related to contingent revenue under the blood screening collaboration, described above; (iii) non-cash interest expense related to amortization of the debt discount for convertible debt securities; (iv) restructuring and divestiture charges; (v) non-cash debt extinguishment losses and related transaction costs; (vi) litigation settlement charges (benefits); (vii) other-than-temporary impairment losses on investments; (viii) other one-time, nonrecurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (ix) income taxes related to such adjustments.

The Company believes the use of non-GAAP financial measures is useful to investors by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from the application of GAAP to convertible debt instruments with cash settlement features, charges related to debt extinguishment losses, investment impairments, litigation settlements, and restructuring and divestiture initiatives. These non-GAAP measures also reflect how Hologic manages its businesses internally. In addition to the adjustments set forth in the calculation of the Company's non-GAAP net income and EPS, its adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income prepared in accordance with GAAP.

Contacts:
Deborah R. Gordon Vice President, Investor Relations and Corporate Communications (781) 999-7716 deborah.gordon@hologic.com	Al Kildani Senior Director, Investor Relations (858) 410-8653 al.kildani@hologic.com